VECTREN CORPORATION
AT RISK COMPENSATION PLAN
STOCK UNIT AWARD
 GRANT AGREEMENT
(NON-EMPLOYEE DIRECTOR)

Name of Grantee:_______________________No. of Units:________

Date of Grant:	___ ___, 20__

_______________________ (“Grantee”) is hereby granted on ___ ___, 20__ (the “Grant Date) under Section 7.4 of the Vectren Corporation (Company) At Risk Compensation Plan (the “Plan”) a grant of ___ Stock Unit Awards on the following terms and conditions:
1.           Restriction.

             (A)    Value of the Stock Unit Award.  Within thirty days after the lifting of the restrictions, the Grantee shall be paid, for each Stock Unit Award, in cash, the Fair Market Value of one share of the Company’s Common Stock on the date the restrictions lapse; provided, however, if the restrictions are being lifted as of May 1, 2010 and the Grantee is not then in compliance with the share ownership guidelines established by the Company’s Board of Directors (Board), at that time the value of each Stock Unit Award shall be paid to the Grantee in one unrestricted share of the Company’s common stock. The determination of compliance will be made by valuing the Grantee’s ownership interest by averaging the high and low prices of a share of the Company’s common stock during the preceding month of April and comparing the resulting amount of ownership interest against the then applicable share ownership guideline.

     (B)      Restricted Period.  Except as otherwise provided pursuant to or in accordance with the terms and provisions of this Agreement or the Plan, the Stock Unit Awards shall not be sold, exchanged, assigned, transferred or permitted to be transferred, voluntarily, involuntarily, or by operation of law, delivered, encumbered, discounted, pledged, hypothecated, or otherwise disposed of during the “Restricted Period,” which shall, with respect to each Stock Unit Award, commence on the Grant Date and, except as otherwise provided in this Agreement or the Plan, end on May 1, 2010.

2.
Capitalization Changes.  Prior to the lifting of restrictions, in the event of a change in the Company’s outstanding shares by reason of a stock dividend, stock split, merger, consolidation, stock rights plan or exchange of shares or other similar corporate change, the Committee shall make appropriate adjustments in the number of Stock Unit Awards granted hereunder.

3.
Dividends.  Prior to the lifting of restrictions, the Grantee shall be entitled to receive a cash amount equivalent to the dividend that would be payable had each Stock Unit Award been issued in the form of one share of common stock of the Company, which shall not be refundable in the event the Stock Unit Award is forfeited in whole or in part.

4.
Investment Representation.  By executing this Agreement, Grantee represents that the Stock Unit Award is being held in good faith for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof, and that any Stock Unit Award Grantee or Grantee’s legal representatives acquire pursuant to this award will be acquired by them in good faith for investment purposes and not with a view to, or for sale in connection with, any distribution thereof.

6.
The Plan.  This grant is subject to all the terms, provisions and conditions of the Plan, which is incorporated herein by reference, including the defined terms not otherwise defined herein, and to such regulations as may from time to time be adopted by the Committee.  In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the terms, conditions and provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

7.	Withholding. Vectren shall withhold all applicable taxes required by law from all amounts paid in satisfaction of the award.
8.
Notices.  All notices by the Grantee or his or her assigns to Vectren shall be addressed to Vectren Corporation, One Vectren Square, Evansville, Indiana  47708, Attention:  Corporate Secretary, or such other address as Vectren may, from time to time, specify.  All notices by Vectren to the Grantee shall be addressed to the Grantee at their current work location at Vectren or, if they are no longer employed by Vectren, at the address on file for the Grantee with the Human Resources department of Vectren.

VECTREN CORPORATION

By: _____________________________
Its: A Duly Authorized Signatory on behalf of the Nominating and Corporate Governance Committee

Accepted as of the date first above written

___________________________________, Grantee